Exhibit 1.7

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 Monish.bahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Appoints Edmund Lau
as Vice President, Greater China

Lau Directs CDC Software’s Rapidly Growing Sales, Services and Business Operations in China
Market

ATLANTA, Feb. 27, 2007 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today the appointment of Edmund Lau as vice president, Greater China.

In this role, Lau is responsible for sales, services and business development in Greater China (Hong Kong, Taiwan and China), one of the key strategic growth regions for CDC Software’s enterprise products and services. Lau will be based in Shanghai, China and will report directly to Eric Musser, president of CDC Software.

With more than 20 years of senior management experience, Lau has earned a formidable reputation for his track record in transforming and growing established and start-up businesses while building solid relationships with customers. Most recently, he served as president of Viador, Inc., a leading provider of web-based Business Intelligence (BI) solutions, and a unit of Hinge Software in Shanghai. There, he also served in senior sales positions that included vice president of worldwide sales and vice president of international sales, where he expanded company sales in Europe and Asia Pacific, especially the Greater China area. Under the leadership of Lau, Viador sales increased dramatically in Greater China through direct sales and strategic OEM partnerships with China-based vertical market-focused ISVs (Independent Software Vendors). Lau also established Viador’s new outsourcing operation in that country. Earlier, Lau served as general manager of China/Hong Kong region for Hamilton/Brighton Technology Ltd., a U.S.-based IT company. Prior to that, he served in a variety of technical management positions for California-based IT companies.

Lau holds a bachelor’s degree in computer science from Shanghai Jiao-Tong University and a master’s in computer science from University of Southern California.

“Edmund brings an impressive track record of sales growth accomplishments in the Asia/Pacific region and we expect to benefit greatly under his leadership there,” said Musser. “The Greater China region represents a key opportunity of sales growth for CDC Software’s products and services. Under Edmund’s leadership, we expect to see sales grow significantly in the coming years.”

“I am excited to join one of the leaders in enterprise software and services in the global marketplace,” said Lau. “CDC Software has an impressive infrastructure in development, sales and support already in the China area which will greatly enhance our sales activities there. I look forward to working with Chinese partners that will not only bring value to the local market, but also worldwide via CDC Software’s global presence”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expanded sales of CDC Software products and solutions in Greater China and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise software industry in Greater China; rules and regulations affecting software in Greater China; the continued ability of the company’s enterprise software unit to provide products which address industry-specific requirements; demand for and market acceptance of new and existing enterprise software; and developmental delays for enterprise software products. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.